Filed Pursuant to Rule 424(b)(2)
File No. 333-202840

PRODUCT SUPPLEMENT NO. 2 (To Prospectus Supplement dated March 18, 2015 and Prospectus dated March 18, 2015)

Wells Fargo & Company

Medium-Term Notes, Series K

ETF Linked Securities

Upside Participation And Fixed Percentage Buffered Downside

The securities:

•	We may offer from time to time ETF Linked Securities, Upside Participation And Fixed Percentage Buffered Downside (the “securities”). The securities will be senior unsecured debt securities of Wells Fargo & Company (“Wells Fargo”) and part of a series entitled “Medium-Term Notes, Series K.” The securities are a type of market linked securities and will be linked to an exchange traded fund or a basket of exchange traded funds (referred to herein as a “market measure”). If the applicable market measure is a basket comprised of two or more exchange traded funds, each exchange traded fund is referred to herein as a “basket component.” Market linked securities, such as the securities described in this product supplement, are principal-at-risk securities, which means that you may receive less than the original offering price of the securities at maturity, depending on the performance of the market measure. This prospectus supplement, which we refer to as a “product supplement,” describes some of the general terms that apply to the securities. When we offer the securities, we will provide investors with a pricing supplement (a “pricing supplement”) which will describe the specific terms of that issue of securities. The pricing supplement will identify the market measure that will be used to calculate the return on the securities offered thereby and a description of that market measure will be provided in a separate market measure supplement (a “market measure supplement”) or in the applicable pricing supplement.
•	The securities are designed for investors who seek exposure to the price performance of a specific market measure, with the potential for a positive return at maturity of the securities if the ending price of the market measure, as determined on the calculation day or on the calculation days, as the case may be, prior to the stated maturity date of such issue of securities, is greater than the starting price of the market measure, as determined on the pricing date. You must be willing to forego interest payments on the securities and dividends on the securities included in the market measure. You must also be willing to accept the risk that the payment per security on the stated maturity date (the “redemption amount”) may be less than the original public offering price of the securities (the “original offering price”).
•	All payments on the securities will be subject to the credit risk of Wells Fargo, and you will have no ability to pursue the market measure or any securities included in the market measure for payment. If Wells Fargo defaults on its obligations, you could lose some or all of your investment.
•	You will not receive a fixed amount on the securities at stated maturity. There will be no payments on the securities prior to the stated maturity date. We cannot redeem the securities and you cannot request repayment of the securities prior to the stated maturity date.
•	The applicable pricing supplement may provide that you will receive a minimum return at maturity specified in the applicable pricing supplement if certain conditions are satisfied (the “contingent minimum return”).
•	The amount you receive on the securities at maturity may be subject to a limit specified in the applicable pricing supplement (the “capped value”). If the securities are subject to a capped value, your potential return on the securities will be limited.
•	The securities will not be listed on any securities exchange or automated quotation system.

Payment on the stated maturity date:

•	The redemption amount will be based upon the direction of and percentage change in the price of the market measure from its starting price to its ending price. If the ending price of the market measure:
•	is greater than the starting price, on the stated maturity date you will receive a payment per security equal to the original offering price per security plus an amount equal to the product of (i) the original offering price per security, (ii) the percentage increase in the price of the market measure, and (iii) the participation rate; provided that the payment per security will not be (A) greater than the capped value if the securities are subject to a capped value or (B) less than the original offering price per security plus the contingent minimum return if the securities are subject to a contingent minimum return and the conditions for receiving such contingent minimum return are satisfied;
•	is less than or equal to the starting price, but greater than or equal to a value that reflects a certain percentage of the starting price (the “threshold price”), on the stated maturity date you will receive a payment per security equal to the original offering price per security; provided that the payment per security will not be less than the original offering price per security plus the contingent minimum return if the securities are subject to a contingent minimum return and the conditions for receiving such contingent minimum return are satisfied; or
•	is less than the threshold price, on the stated maturity date you will receive a payment per security equal to the original offering price per security minus an amount equal to the product of (i) the original offering price per security and (ii) the amount by which the ending price is less than the threshold price (expressed as a percentage of the starting price).
•	The participation rate, threshold price, contingent minimum return, if any, and capped value, if any, will be set forth in the applicable pricing supplement.

Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-5 of this product supplement.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wells Fargo Securities

The date of this product supplement is March 18, 2015.

ABOUT THIS PRODUCT SUPPLEMENT

You should read this product supplement, together with the accompanying prospectus supplement dated March 18, 2015 and the prospectus dated March 18, 2015, any applicable market measure supplement and the applicable pricing supplement, which together contain a description of the terms of the securities to be offered, and which supersede all prior or contemporaneous oral statements as well as any other written materials.

You should carefully consider, among other things, the matters set forth under “Risk Factors” in this product supplement and the applicable pricing supplement, as the securities have complex features and involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

Defined terms used in this product supplement and not otherwise defined herein shall have the meanings ascribed to them in the accompanying prospectus supplement.

When we refer to “Wells Fargo,” “we,” “our” and “us” in this product supplement we mean only Wells Fargo & Company, and not Wells Fargo & Company together with any of its subsidiaries, unless the context indicates otherwise.

ESTIMATED VALUE OF THE SECURITIES

The original offering price of each security will include certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price will relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities will include (i) the agent discount, if any, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) will expect to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities.

Our funding considerations will take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations will be reflected in the fact that we will determine the economic terms of the securities based on an assumed funding rate that will generally be lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates will be used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we will use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the pricing date will be set forth in the applicable final pricing supplement.

Determining the Estimated Value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), will calculate the estimated value of the securities set forth in the applicable pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS will determine an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination will consist of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component will be based on a reference interest rate, determined by WFS as of a date near the time of calculation, that will generally track our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate to be used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we will determine the economic terms of the securities based upon an assumed funding rate that will generally be lower than our secondary market rates. In contrast, in determining the estimated value of the securities, we will value the debt component using a reference interest rate that will generally track our secondary market rates. Because the reference interest rate will generally be higher than the assumed funding rate, using the reference interest rate to value the debt component will generally result in a lower estimated value for the debt component, which we believe will more closely approximate a market valuation of the debt component than if we were to use the assumed funding rate.

WFS will calculate the estimated value of the derivative component based on a proprietary derivative-pricing model, which will generate a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the applicable “derivative component factors” identified in “Risk Factors—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Securities Will Be Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.”

Valuation of the Securities after Issuance

The estimated value of the securities will not be an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the specified period of time following the issue date set forth in the applicable pricing supplement, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities included in the original offering price. Because this portion of the costs will not be fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this specified period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the securities, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the securities are held and to commercial pricing vendors. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the securities from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the securities at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the securities. As a result, if you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they will not be obligated to do so and will not be required to make a market for the securities. There will be no assurance that a secondary market will develop.

RISK FACTORS

The securities have complex features and your investment in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in the applicable pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances. The index underlying an exchange traded fund is sometimes referred to herein as an “underlying index.”

Your Investment May Result In A Significant Loss.

We will not repay you a fixed amount on the securities on the stated maturity date. The redemption amount will depend on the direction of and percentage change in the ending price of the market measure relative to the starting price and the other terms of the securities. Because the price of any market measure will be subject to market fluctuations, the redemption amount you receive may be more or less, and possibly significantly less, than the original offering price of your securities.

If the ending price is less than the threshold price, the redemption amount will be less than the original offering price per security and will represent a percentage loss of the original offering price equal to the same percentage by which the ending price is less than the threshold price (expressed as a percentage of the starting price). As a result, you may receive less, and possibly significantly less, than the original offering price per security at maturity even if the price of the market measure is greater than or equal to the starting price or the threshold price at certain points during the term of the securities.

Even if the ending price is greater than the starting price, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities. You should review the section of this product supplement entitled “United States Federal Tax Considerations.”

If The Securities Are Subject To A Capped Value, Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Market Measure.

If so specified in the applicable pricing supplement, your return on the securities will be subject to a capped value. If your securities are subject to a capped value, the opportunity to participate in the possible increases in the price of the market measure through an investment in the securities will be limited because the redemption amount will not exceed the capped value. Furthermore, if the participation rate is greater than 100%, the effect of the participation rate will be progressively reduced for all ending prices exceeding the ending price at which the capped value is reached.

If The Participation Rate Is Less Than 100%, The Participation Rate Will Not Fully Reflect Any Appreciation Of The Market Measure.

If so specified in the applicable pricing supplement, the redemption amount will be determined by reference to a participation rate that is less than 100%. In such event, you will not fully participate in any appreciation of the market measure and the redemption amount will reflect less than 100% of the appreciation, if any, in the value of the market measure.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue the market measure or the securities included in the market measure for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the securities will include certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price will relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities will include (i) the agent discount, if any, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) will expect to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities. Our funding considerations will be reflected in the fact that we will determine the economic terms of the securities based on an assumed funding rate that will generally be lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we will use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Will Be Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities will be determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Estimated Value of the Securities—Determining the Estimated Value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities will likely be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the specified period of time following the issue date set forth in the applicable pricing supplement, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities included in the original offering price. Because this portion of the costs will not be fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this specified period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates, as discussed above under “Estimated Value of the Securities—Valuation of the Securities after Issuance.”

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the price of the market measure at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value that you could receive for your security if you are able to sell it in the open market before the stated maturity date.

•	Market Measure Performance. The value of the securities prior to maturity will depend substantially on the price of the market measure. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the price of the market measure at such time is less than, equal to or not sufficiently above its starting price.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the market measure changes.

•	Correlation Among Basket Components. If the market measure is a basket, the value of the securities may be affected by changes in the correlation among the basket components. Correlation refers to the extent to which the prices of the basket components tend to fluctuate at the same time, in the same direction and in similar magnitudes. The correlation among basket components may be positive, zero or negative.

•	Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current price of the market measure. This difference will most likely reflect a discount due to expectations and uncertainty concerning the price of the market measure during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current price of the market measure.

•	Dividend Yields On Securities Included In The Market Measure. The value of the securities may be affected by the dividend yields on securities held by an exchange traded fund (the amount of such dividends may influence the closing price of the shares of such exchange traded fund).

•	Currency Exchange Rates. If the securities are linked to an exchange traded fund that includes or whose underlying index includes securities quoted in one or more foreign currencies and the price of the exchange traded fund is based on the U.S. dollar value of such securities, the value of the securities may be affected if the exchange rate between the U.S. dollar and any such foreign currency changes.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. If the securities are subject to a capped value, we anticipate that the value of the securities will always be at a discount to the capped value. Furthermore, if the participation rate is less than 100%, the value of the securities prior to the stated maturity date will be affected by the fact that the redemption amount will not fully reflect any appreciation of the market measure.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the market measure. Because numerous factors will be expected to affect the value of the securities, changes in the price of the market measure may not result in a comparable change in the value of the securities.

If The Securities Are Subject To A Contingent Minimum Return, You Will Only Receive The Contingent Minimum Return If Certain Conditions Are Met.

If so specified in the applicable pricing supplement, you will be entitled to receive a contingent minimum return on your securities at stated maturity if certain conditions are satisfied. Such conditions will be specified in the applicable pricing supplement. If the conditions to receiving a contingent minimum return are not met, you will not be entitled to receive such contingent minimum return and the amount you receive at stated maturity will be based solely on the performance of the market measure, subject to the participation rate, the capped value, if any, and the other terms of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although an agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which an agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Your Return On The Securities Could Be Less Than If You Owned The Shares Of An Exchange Traded Fund.

Your return on the securities will not reflect the return you would realize if you actually owned the shares of an exchange traded fund. This is in part because the redemption amount payable at stated maturity will be determined by reference only to the closing price of a share (or other applicable security) of an exchange traded fund without taking into consideration the value of dividends and other distributions paid on such share (or other applicable security).

In addition, the redemption amount will not be greater than any capped value and may be determined by reference to a participation rate that is less than 100%.

Historical Prices Of The Market Measure Or The Securities Included In The Market Measure Should Not Be Taken As An Indication Of The Future Performance Of The Market Measure During The Term Of The Securities.

The trading price of the shares of the market measure will determine the redemption amount payable at maturity to you. It is impossible to predict whether the ending price of the market measure will fall or rise compared to its starting price. The trading price of the shares of a market measure will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which the market measure and the securities comprising the market measure are traded and the values of such market measure and such securities. Accordingly, any historical or hypothetical prices of the market measure do not provide an indication of the future performance of the market measure.

Changes That Affect An Exchange Traded Fund Or Its Related Underlying Index May Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the fund sponsor of an exchange traded fund concerning the calculation of such exchange traded fund’s net asset value, additions, deletions or substitutions of securities in such exchange traded fund and the manner in which changes in the related underlying index are reflected in such exchange traded fund, and changes in those policies, could affect the closing price of the shares of such exchange traded fund and, therefore, may affect the value of the securities and the amount payable at maturity. Similarly, the policies of the sponsor of the related underlying index (the “underlying index sponsor”) concerning the calculation of the underlying index and the addition, deletion or substitution of securities comprising such related underlying index and the manner in which the underlying index sponsor takes account of certain changes affecting such securities may affect the level of such underlying index and the closing price of the shares of the related exchange traded fund and, therefore, may affect the value of the securities and the redemption amount payable at maturity. An underlying index sponsor of an underlying index could also discontinue or suspend calculation or dissemination of such underlying index or materially alter the methodology by which it calculates such underlying index. Any of such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In An Exchange Traded Fund Or Its Underlying Index.

Actions by any company whose securities are included in an exchange traded fund or in the related underlying index may have an adverse effect on the price of its security, the ending price and the value of the securities. Unless otherwise disclosed in any applicable market measure supplement or in the applicable pricing supplement, we will not be affiliated with any company whose security is represented in any exchange traded fund or the related underlying index. These companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to the redemption amount to be paid to you at maturity.

We And Our Affiliates Have No Affiliation With Any Of The Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with any fund sponsor or underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the management or calculation of a market measure or basket component. We have derived the information about the sponsors and the exchange traded funds and related underlying indices contained in any applicable market measure supplement and in the applicable pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the exchange traded funds, the related underlying indices and the sponsors. None of the sponsors will be involved in the offering of the securities made hereby in any way and none of the sponsors has any obligation to consider your interests as an owner of securities in taking any actions that might affect the value of the securities.

If The Market Measure Is A Basket, Changes In The Value Of One Or More Basket Components May Offset Each Other.

For securities linked to a market measure containing two or more basket components, price movements in the basket components may not correlate with each other. Even if the price of one or more of the basket components increases, the price of one or more of the other basket components may not increase as much or may even decline in value. Therefore, in calculating the ending price of the market measure, increases in the price of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the price of one or more of the other basket components. This may be particularly the case if one or more basket components has a greater weight in the basket than the other basket components. You cannot predict the future performance of any basket components or the market measure as a whole, or whether increases in the prices of any of the basket components will be offset by decreases in the prices of the other basket components, based on their historical performance.

An Investment Linked To The Shares Of An Exchange Traded Fund Is Different From An Investment Linked To The Related Underlying Index.

The performance of the shares of an exchange traded fund may not exactly replicate the performance of the related underlying index because the exchange traded fund may not invest in all of the securities included in the related underlying index and because the exchange traded fund will reflect transaction costs and fees that are not included in the calculation of the related underlying index. An exchange traded fund may also hold securities or derivative financial instruments not included in the related underlying index. It is also possible that an exchange traded fund may not fully replicate the performance of the related underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of an exchange traded fund are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of an exchange traded fund may differ from the net asset value per share of such exchange traded fund. As a result, the performance of an exchange traded fund may not correlate perfectly with the performance of the related underlying index, and the return on the securities based on the performance of an exchange traded fund will not be the same as the return on securities based on the performance of the related underlying index.

You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Exchange Traded Fund.

You will not become a holder of shares of any exchange traded fund or a holder of securities included in the related underlying index as a result of owning a security. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. At stated maturity, you will have no right to receive delivery of any shares or securities.

Anti-dilution Adjustments Relating To The Shares Of An Exchange Traded Fund Do Not Address Every Event That Could Affect Such Shares.

An adjustment factor, as described herein, will be used to determine the ending price of an exchange traded fund. The adjustment factor will be adjusted by the calculation agent for certain events affecting the shares of such exchange traded fund. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the value of the securities may be adversely affected.

If Your Securities Are Linked To An Exchange Traded Fund That Includes Non-U.S. Stocks, An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

An exchange traded fund may include the stocks of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

An exchange traded fund may include companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in an exchange traded fund may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of such exchange traded fund which could, in turn, adversely affect the value of the securities.

Exchange Rate Movements May Impact The Value Of The Securities.

The securities will be denominated in U.S. dollars. If the value of securities included in the market measure or a basket component, as applicable, is quoted in a currency other than U.S. dollars and, as per the market measure or basket component, as applicable, is converted into U.S. dollars or another currency, the amount payable on the securities on the maturity date will depend in part on the relevant exchange rates.

The Stated Maturity Date May Be Postponed In Certain Circumstances.

A calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final postponed calculation day.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

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The calculation agent will be our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.    WFS, which is our affiliate, will be the calculation agent for the securities. As calculation agent, WFS will determine the closing price of the market measure or each basket component, as applicable, on each calculation day and may be required to make other determinations that affect the return you receive on the securities at maturity. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on a scheduled calculation day, which may result in postponement of the calculation day; determining the closing price of the market measure or a basket component, as applicable, if a calculation day is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; adjusting the adjustment factor and other terms of the securities in certain circumstances; if the market measure or any basket component undergoes a liquidation event, selecting a successor or, if no successor is available, determining the applicable closing price; and determining whether to adjust the closing price of the market measure or a basket component, as applicable, on any calculation day in the event of certain changes in or modifications to the market measure or its underlying index or any basket component or its underlying index, as applicable. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and WFS’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities will be calculated by our affiliate and will therefore not be an independent third-party valuation. WFS will calculate the estimated value of the securities set forth in the applicable pricing supplement, which will involve discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Securities Will Be Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the securities set forth in the applicable pricing supplement will not be an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the market measure. Our affiliates or any dealer participating in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the market measure or its underlying index, any basket component or its underlying index or the companies whose securities are included in the market measure or the related underlying index. This research will be modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the market measure or its underlying index, any basket component or its underlying index or the companies whose securities are included in the market measure or the related underlying index could adversely affect the price of the market measure and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the market measure and each basket component, as applicable, from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the market measure or its underlying index, any basket component or its underlying index or the companies whose securities are included in the market measure or the related underlying index published on or prior to the pricing date could result in an increase in the price of the market measure or any basket component on the pricing date, which would adversely affect investors in the securities by increasing the price at which such market measure or basket component must close on a calculation day in order for investors in the securities to receive a favorable return.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the market measure may adversely affect the price of the market measure. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the market measure or the related underlying index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the price of the market measure and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the market measure or the related underlying index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

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Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the market measure.    We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire shares of the market measure or basket component, as applicable, securities included in the market measure or the related underlying index or listed or over-the-counter derivative or synthetic instruments related to the market measure, any basket component or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in shares of the market measure or basket component, as applicable or any of the securities included in the market measure or the related underlying index, or derivative or synthetic instruments related to the market measure, any basket component or such securities, they may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the market measure or the related underlying index. These hedging activities could potentially adversely affect the price of the shares of the market measure or basket component, as applicable and, therefore, adversely affect the value of and your return on the securities.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the market measure. Our affiliates or any participating dealer or its affiliates may engage in trading in the shares of the market measure or any basket component or the securities included in the market measure or the related underlying index and other instruments relating to the market measure, any basket component or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the prices of the securities included in the market measure and, therefore, adversely affect the value of and your return on the securities.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession or any other fees identified in the applicable pricing supplement, creating a further incentive for the participating dealer to sell the securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any concession or other fee that the participating dealer receives for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid derivative contracts that are “open transactions” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid derivative contracts that are “open transactions” is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons should read carefully the section of this product supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the accompanying prospectus supplement. Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

The specific terms of the securities will be described in the applicable pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement, the terms described in the applicable pricing supplement shall control. Defined terms used in this product supplement and not otherwise defined herein shall have the meanings ascribed to them in the accompanying prospectus supplement.

The securities will not be subject to redemption by Wells Fargo or repayment at the option of any holder of the securities prior to their stated maturity date.

You will not receive a fixed amount on the securities on the stated maturity date. In addition, if the securities are subject to a capped value, such capped value will limit your potential return on the securities.

Market Measure

The market measure to which a specific issue of securities will be linked will be set forth in the applicable pricing supplement. Information regarding the market measure to which your securities are linked will be provided in any applicable market measure supplement or in the applicable pricing supplement. Each issue of securities will offer the potential for a return at maturity based on the price performance of the market measure, as measured by the percentage change in the ending price relative to the starting price, subject to application of the participation rate and, if applicable, the capped value and/or the contingent minimum return.

Payment on the Stated Maturity Date

General

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the redemption amount, calculated as provided below by the calculation agent. The stated maturity date will be specified in the applicable pricing supplement. If a scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on a day that would otherwise be a calculation day, and such calculation day is postponed so that it falls less than three business days prior to the stated maturity date, the stated maturity date will be postponed to the third business day following the final postponed calculation day, unless otherwise specified in the applicable pricing supplement.

There will be no payment of interest, periodic or otherwise, on the securities.

Redemption Amount

The “redemption amount” per security will equal:

•	if the ending price is greater than the starting price: the original offering price per security plus:

original offering price per security	×	ending price – starting price	x	participation rate	;
starting price

provided that if the securities are subject to a capped value, the redemption amount will not be greater than the capped value; and provided further that if the securities are subject to a contingent minimum return and the conditions for receiving such contingent minimum return have been satisfied, the redemption amount will not be less than the original offering price per security plus the contingent minimum return;

•	if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: the original offering price per security; provided that if the securities are subject to a contingent minimum return and the conditions for receiving such contingent minimum return have been satisfied, the redemption amount will not be less than the original offering price per security plus the contingent minimum return; or

•	if the ending price is less than the threshold price:

original offering price per security	minus	original offering price per security	x	threshold price –ending price
starting price

If the ending price is less than the threshold price, you will receive less, and possibly significantly less, than the original offering price of your securities at maturity.

All calculations with respect to the redemption amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the redemption amount will be rounded to the nearest cent, with one-half cent rounded upward.

Certain Definitions

The “adjustment factor” means, with respect to a share of an exchange traded fund (or one unit of any other security for which a fund closing price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of such exchange traded fund. See “—Anti-dilution Adjustments Relating to an Exchange Traded Fund; Alternate Calculation” below.

A “basket component” is an exchange traded fund included in a market measure that is a basket comprised of two or more exchange traded funds.

A “calculation day(s)” means the day(s) specified in the applicable pricing supplement. If any scheduled calculation day is not a trading day with respect to the market measure or any basket component, as the case may be, the calculation day for such market measure or such basket component will be postponed to the next succeeding day that is a trading day with respect to such market measure or such basket component and on which another calculation day does not occur or is not deemed to occur. In addition, if a market disruption event occurs or is continuing with respect to the market measure or any basket component, as the case may be, on any day that would otherwise be a calculation day, the calculation day for such market measure or such basket component is subject to postponement as provided below under “—Market Disruption Event.”

The “capped value,” if any, will be equal to a percentage (in excess of 100%) of the original offering price per security set forth in the applicable pricing supplement.

The “closing price” with respect to a share of any exchange traded fund (or one unit of any other security for which a closing price must be determined) on any trading day means the price, at the scheduled weekday closing time, without regard to after hours or any other trading outside the regular trading session hours, of the share on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the share (or any such other security) is listed or admitted to trading.

The “contingent minimum return,” if any, will be equal to a percentage of the original offering price per security set forth in the applicable pricing supplement.

The “ending price” of a market measure that is a single exchange traded fund will be the fund closing price of such market measure on the calculation day or the arithmetic average of the fund closing prices of the market measure on each of the calculation days, as the case may be, as determined by the calculation agent. If the market measure is a basket of two or more exchange traded funds, the ending price will be based on the relative weights of the basket components in the basket and will be calculated in the manner described in the applicable pricing supplement.

The “fund closing price,” with respect to an exchange traded fund on any trading day, means the product of (i) the closing price of one share of such exchange traded fund (or one unit of any other security for which a fund closing price must be determined) on such trading day and (ii) the adjustment factor applicable to such exchange traded fund on such trading day.

The “participation rate” will be expressed as a percentage and set forth in the applicable pricing supplement. The participation rate may be less than 100%. In that event, the redemption amount will reflect less than 100% of the appreciation, if any, in the price of the market measure.

The “related futures or options exchange” for the market measure or any basket component, as the case may be, means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such market measure or basket component.

The “relevant stock exchange” for the market measure or any basket component, as the case may be, means the primary exchange or quotation system on which shares (or other applicable securities) of such market measure or basket component are traded, as determined by the calculation agent.

The “starting price” of a market measure that is a single exchange traded fund will be the fund closing price of such market measure on the pricing date as determined by the calculation agent. If the market measure is a basket of two or more exchange traded funds, the starting price will be 100.

The “threshold price” represents a percentage of the starting price (less than 100%) and will be set forth in the applicable pricing supplement.

A “trading day” with respect to a market measure or any basket component, as the case may be, means a day, as determined by the calculation agent, on which the relevant stock exchange and each related futures or options exchange with respect to such market measure or such basket component, as the case may be, or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred; see “—Market Disruption Event;”

•	determine if adjustments are required to the fund closing price of an exchange traded fund under various circumstances; see “—Anti-dilution Adjustments Relating to an Exchange Traded Fund; Alternate Calculation;” and

•	if an exchange traded fund undergoes a liquidation event, select a successor fund or, if no successor fund is available, determine the fund closing price; see “Anti-dilution Adjustments Relating to an Exchange Traded Fund; Alternate Calculation.”

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Event

A “market disruption event” means, with respect to a market measure that is a single exchange traded fund or with respect to a basket component, any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the exchange traded fund or any successor fund (as defined below) on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the exchange traded fund or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the exchange traded fund or any successor fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the exchange traded fund or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure of the relevant stock exchange or any related futures or options exchange with respect to the exchange traded fund or any successor fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day.

(F)	The relevant stock exchange or any related futures or options exchange with respect to the exchange traded fund or any successor fund fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)	“close of trading” means the scheduled closing time of the relevant stock exchange with respect to the exchange traded fund or any successor fund; and

(2)	the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any trading day for the exchange traded fund or any successor fund means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

If a market disruption event occurs or is continuing with respect to a market measure that is a single exchange traded fund on a calculation day, then:

•	if the ending price is determined on a single calculation day, such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day; or

•	if the ending price is determined on more than one calculation day (that is, the ending price is based on the arithmetic average of the fund closing prices of the market measure on two or more specified calculation days), such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing and on which another calculation day does not or is not deemed to occur; however, if such first succeeding trading day has not occurred as of the eighth trading day after the final originally scheduled calculation day, that eighth trading day shall be deemed to be the applicable calculation day. If more than one calculation day is postponed to such eighth trading day, then, for purposes of determining the ending price, each calculation day that has been postponed to such eighth trading day will be deemed to occur on such eighth trading day (that is, for purposes of determining the arithmetic average of the fund closing prices of the market measure on the specified calculation days, the fund closing price determined on such eighth trading day will be weighted in such arithmetic average based on the number of calculation days deemed to occur on such eighth trading day).

If a calculation day has been postponed eight trading days after the originally scheduled calculation day (or final originally scheduled calculation day, if the ending price is determined on more than one calculation day) and a market disruption event occurs or is continuing with respect to the market measure on such eighth trading day, the calculation agent will determine the closing price of such market measure on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of such market measure as of the close of trading on such eighth trading day.

If a market disruption event occurs or is continuing with respect to a basket component on a calculation day, then:

•	if the ending price is determined on a single calculation day, such calculation day for such basket component will be postponed to the first succeeding trading day for such basket component on which a market disruption event for such basket component has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day for such basket component after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day; or

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if the ending price is determined on more than one calculation day (that is, the ending price is based on the weighted arithmetic average of the fund closing prices of the basket components on two or more specified calculation days), such calculation day for such basket component will be postponed to the first succeeding trading day for such basket component on which a market disruption event for such basket component has not occurred and is not continuing and on which another calculation day with respect to such basket component does not or is not deemed to occur; however, if such first succeeding trading day has not occurred as of the eighth trading day for such basket component after the final originally scheduled calculation day for such basket component, that eighth trading day shall be deemed to be the applicable calculation day. If more than one calculation day for such basket component is postponed to such eighth trading day, then, for purposes of determining the ending price, each calculation day for such basket component that has been postponed to such eighth trading day will be deemed to occur on such eighth trading day (that is, for purposes of determining the arithmetic average of the fund closing prices of such basket component on the specified calculation days, the fund closing price determined on such eighth trading day will be weighted in such arithmetic average based on the number of calculation days for such basket component deemed to occur on such eighth trading day).

If a calculation day has been postponed eight trading days for a basket component after the originally scheduled calculation day for such basket component (or final originally scheduled calculation day for such basket component, if the ending price is determined on more than one calculation day) and a market disruption event occurs or is continuing with respect to such basket component on such eighth trading day, the calculation agent will determine the closing price of such basket component on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of such basket component as of the close of trading on such eighth trading day. Notwithstanding a postponement of a calculation day for a particular basket component due to a market disruption event with respect to such basket component, the originally scheduled calculation day will remain the calculation day for any basket component not affected by a market disruption event.

Anti-dilution Adjustments Relating to an Exchange Traded Fund; Alternate Calculation

Anti-dilution Adjustments

The calculation agent will adjust the adjustment factor with respect to an exchange traded fund as specified below if any of the events specified below occurs with respect to the exchange traded fund and the effective date or ex-dividend date, as applicable, for such event is after the pricing date and on or prior to the calculation day (or final calculation day, if applicable) for the applicable securities.

The adjustments specified below do not cover all events that could affect an exchange traded fund, and there may be other events that could affect an exchange traded fund for which the calculation agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the exchange traded fund, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the calculation agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this product supplement or would not preserve the relative investment risks of the securities. All determinations made by the calculation agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this product supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected exchange traded fund.

For any event described below, the calculation agent will not be required to adjust the adjustment factor unless the adjustment would result in a change to the adjustment factor then in effect of at least 0.10%. The adjustment factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)	Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of securities which a holder of one share (or other applicable security) of the exchange traded fund before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)	Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the applicable securities are linked has been made by the exchange traded fund ratably to all holders of record of such shares (or other applicable security), then the adjustment factor will be adjusted on the ex-dividend date to equal the prior adjustment factor plus the product of the prior adjustment factor and the number of shares (or other applicable security) of the exchange traded fund which a holder of one share (or other applicable security) of the exchange traded fund before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the exchange traded fund paid or distributed is based on a fixed cash equivalent value.

(C)	Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the adjustment factor will be adjusted on the ex-dividend date to equal the product of the prior adjustment factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the exchange traded fund on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of the exchange traded fund on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the calculation agent determines, in its sole discretion, is extraordinary or special; and

(2)	“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the exchange traded fund will equal the amount per share (or other applicable security) of the exchange traded fund of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the calculation agent in its sole discretion.

A distribution on the securities of an exchange traded fund described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)	Other Distributions

If an exchange traded fund declares or makes a distribution to all holders of the shares (or other applicable security) of the exchange traded fund of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the calculation agent may, in its sole discretion, make such adjustment (if any) to the adjustment factor as it deems appropriate in the circumstances. If the calculation determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.

(E)	Reorganization Events

If an exchange traded fund, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the exchange traded fund to which the securities were linked is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the adjustment factor or the method of determining the redemption amount or any other terms of such securities as the calculation agent determines appropriate to account for the economic effect on such securities of such event, and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events

If an exchange traded fund is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to such exchange traded fund, then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, any subsequent fund closing price for such exchange traded fund will be determined by reference to the fund closing price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”), with such adjustments as the calculation agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.

If an exchange traded fund undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any fund closing price of such exchange traded fund is to be determined and the calculation agent determines that no successor fund is available at such time, then the calculation agent will, in its discretion, calculate the fund closing price for such exchange traded fund on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such exchange traded fund, provided that if the calculation agent determines in its discretion that it is not practicable to replicate such exchange traded fund (including but not limited to the instance in which the sponsor of the index underlying the exchange traded fund discontinues publication of that index), then the calculation agent will calculate the fund closing price for such exchange traded fund in accordance with the formula last used to calculate such fund closing price before such liquidation event, but using only those securities that were held by the exchange traded fund immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

If a successor fund is selected or the calculation agent calculates the fund closing price as a substitute for the exchange traded fund, such successor fund or fund closing price will be used as a substitute for the exchange traded fund for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to an exchange traded fund may adversely affect the value of the securities.

If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the securities unless the calculation agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating an exchange traded fund or a successor fund, or the related underlying index, is changed in a material respect, or if an exchange traded fund or a successor fund is in any other way modified so that such exchange traded fund does not, in the opinion of the calculation agent, fairly represent the price of the securities of such exchange traded fund or such successor fund had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that any fund closing price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of an exchange traded fund comparable to such exchange traded fund or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the fund closing price and the redemption amount with reference to such adjusted closing price of such exchange traded fund or such successor fund, as applicable.

Events of Default and Acceleration

If an event of default with respect to an issue of securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by such securities, with respect to each security, will be equal to the redemption amount, calculated as provided herein and in the applicable pricing supplement. In the case of an issue of securities with a single calculation day, the redemption amount will be calculated as though the date of acceleration were such calculation day. In the case of an issue of securities with multiple calculation days, the redemption amount will be calculated using the closing price(s) for the market measure or each basket component, as the case may be, ascertained on each of the trading days for such market measure or such basket component, as the case may be, leading up to and including the date of acceleration in such number equal to the number of calculation days scheduled to occur.

BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “non-ERISA arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“similar laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction the plan receives no less and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or non-ERISA arrangement; or

•	the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of the securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any similar law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or non-ERISA arrangements generally or any particular plan or non-ERISA arrangement.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities.

It applies to you only if you purchase a security for cash in the initial offering at the original offering price as stated in the applicable pricing supplement and hold the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences, or if you are an investor subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a security;

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

We will not attempt to ascertain whether any exchange traded fund included in the market measure (an “underlying fund”) should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If an underlying fund were so treated, certain adverse U.S. federal income tax consequences might apply to you if you are a non-U.S. holder (as defined below) upon the sale, exchange or other disposition of the securities. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the underlying funds and consult your tax adviser regarding the possible consequences to you if an underlying fund is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare tax on net investment income. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal taxation contained in the applicable pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described in this product supplement, in the accompanying prospectus supplement or the accompanying prospectus, the terms described in the applicable pricing supplement will prevail. Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal taxation with respect to the specific securities offered thereunder.

Tax Treatment of the Securities

Unless otherwise indicated in the applicable pricing supplement, under current law, we intend to treat the securities as prepaid derivative contracts that are “open transactions” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities. Unless otherwise indicated, the following discussion is based on the treatment of the securities as prepaid derivative contracts that are “open transactions.”

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity.    You generally should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Sale, Exchange or Retirement of the Securities.    Upon a sale, exchange or retirement of the securities, you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the securities that are sold, exchanged or retired. Your tax basis in the securities generally should equal the amount you paid to acquire them. Subject to the discussion in “—Potential Application of Section 1260 of the Code” below, this gain or loss generally should be long-term capital gain or loss if at the time of the sale, exchange or retirement you held the securities for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to certain limitations.

Possible Taxable Event

In the event of the designation of a successor exchange traded fund or other similar circumstances resulting in a material change to a market measure, it is possible that the securities could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes. In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

Potential Application of Section 1260 of the Code

Even if the treatment of the securities as prepaid derivative contracts that are “open transactions” is respected, there is a significant risk that your purchase of securities will be treated as entry into a “constructive ownership transaction” within the meaning of Section 1260 of the Code, with respect to shares of the underlying fund or funds that constitute the market measure (the “fund shares”). In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of a security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased fund shares with a value equal to the amount you paid to acquire a security and subsequently sold those fund shares for their fair market value at the time the security is sold, exchanged or retired (which would reflect the percentage increase, without regard to the participation rate, in the value of the fund shares over the term of a security). Alternatively, the “net underlying long-term capital gain” could be calculated using a number of fund shares that reflects the participation rate used to calculate the payment that you will receive on a security. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held a security, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Unless otherwise indicated in the applicable pricing supplement, due to the lack of governing authority under Section 1260, we do not expect that our counsel will be able to opine as to whether or how these rules will apply to the securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, “long-term” securities (i.e., securities that mature, after taking into account the last possible date that the securities could be outstanding under their terms, more than one year from the date of their issuance) would be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that case, regardless of your method of accounting for U.S. federal income tax purposes, you would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, in each year that you held the securities, even though we are not required to make any payment with respect to the securities prior to maturity. In addition, any gain recognized on the sale, exchange or retirement of the securities would be treated as ordinary income. If securities that are not “long-term” securities were treated as debt instruments, all or a portion of the gain you recognize on a sale, exchange or retirement of the securities could be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime discussed in “Potential Application of Section 1260 of the Code” above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the possible alternative treatments of an investment in the securities and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

Sale, Exchange or Retirement of the Securities.    Subject to the possible application of Section 897 of the Code and the discussions below regarding Section 871(m), FATCA and backup withholding, you generally should not be subject to U.S. federal income or withholding tax in respect of amounts paid to you upon the sale, exchange or retirement of the securities, provided that income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. If you are such a non-U.S. holder and you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments.    If all or any portion of a security were recharacterized as a debt instrument, subject to the possible application of Section 897 of the Code and the discussions below regarding Section 871(m) and FATCA, any payment made to you with respect to the security generally should not be subject to U.S. federal income or withholding tax, provided that: (i) income or gain in respect of the security is not effectively connected with your conduct of a trade or business in the United States and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the securities are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which income with respect to instruments such as the securities should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

Possible Application of Section 871(m) of the Code

Proposed Treasury regulations under Section 871(m) of the Code, if finalized in their current form, could impose withholding after December 31, 2015 on non-U.S. holders at a rate of 30% (or lower treaty rate) on amounts with respect to the securities that are treated as attributable to dividends from U.S. issuers of shares included in a market measure (“dividend equivalents”). Pursuant to published guidance from the U.S. Treasury Department and the IRS, these regulations are not expected to apply to securities issued prior to the date that is 90 days after the date on which final regulations are published, although the occurrence of a taxable event (as discussed above under “—Tax Consequences to U.S. Holders—Possible Taxable Event”) may result in a loss of “grandfathered” status for such securities. If a security is issued or deemed issued on or after the 90th day after the publication of final regulations, depending on certain conditions related to its economic terms on the date you acquire (or are deemed to acquire) it, withholding may be required in respect of the security, even in the absence of any payments explicitly linked to dividends and even prior to the date on which you receive any payment with respect to the security. There are material uncertainties regarding the application of these proposed regulations. For instance, there is a potential exception for instruments linked to certain qualifying indices, but its scope is unclear, and we or other withholding agents may determine that withholding is required on securities that are not “grandfathered.” If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of these proposed regulations.

U.S. Federal Estate Tax

If you are an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and the proceeds of a sale, exchange or other disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. If the securities were recharacterized as debt instruments, this legislation would apply to the securities. Even if the securities are not recharacterized, FATCA may apply to payments of dividend equivalents (as defined above) under Section 871(m) of the Code, as well as to any payment of gross proceeds of the disposition, after December 31, 2016, of a security that gives rise to a dividend equivalent. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. If you are a non-U.S. holder, or a U.S. holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities.

THE TAX CONSEQUENCES TO HOLDERS OF OWNING AND DISPOSING OF SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.